Exhibit 10.1
SALES AND PURCHASE AGREEMENT ON OFFICE UNITS AT
JIANG BEI NO. 21 ROAD, CHONGQING
Party A refers to Chongqing MaoYe Property Ltd “Seller” and Party B refers to Trio-Tech Chongqing Co., Ltd “Buyer.”
Whereas
Clause 1. On January 04, 2008, Party A and Party B entered into a Sale and Purchase Agreement concerning 15 units of a 40 story high office building built on 11479 sqm land area located at Jiang Bei No 21 Road, Chongqing. The land has a lease of 40 years, expiring in the year 2044.
Clause 2. The units’ ownership certificate number is: 103 land parcel 2005 09469
Clause 3. The building has in total 40 stories of office and retail space. The 15 units purchased by party B are located on the 35th story.
Clause 4. The total purchase price for the 15 units purchased is RMB 5,553,804 (Chinese yuan) (including fees and taxes of Rmb399,889.00).
Clause 5. The investment will be paid via XinYe Industrial Bank. For payment mode, please refer to Appendix 4.
Clause 6. In the event of any unforeseen circumstances Party A has to amend the terms and conditions of this contract, Party A will inform Party B within 30 days before any changes take effect.
Clause 7. Upon the completion of the sale, Party A should advise Party B on the handover procedures. Once both parties are ready for the handover, Party A should sign the handover documents . If the units are used for residential purposes, Party A needs to advise on the Rules and Regulations regarding the use of the purchased property. If Party A is not able to furnish all the proper documents, Party A will be responsible for the delay in the handover proceedings.
Clause 8. Party B’s Responsibilities for Late Payment — Refer to Appendix 4
Clause 9. If Party A delays less than 30 days in handing over the said property, Party A is liable to pay 0.015 % in compensation fees. If the delay extends to 60 days or more, Party B can cancel the contract whereby Party A will have to refund the money in full plus compensation of 1% of the payment which has been made by Party B.
Clause 10. Disputes over the contractual unit size and the actual unit size — Refers to Appendix 4.
Clause 11. Party A guarantees that there are no prior ownership nor outstanding debt issues with regards to the property sold. If there are issues over the ownership, Party A should inform Party B before the sale of the property in writing.
Clause 12. Party A will inform Party B should there be any changes in the design and layout within 10 days after getting the approval from the approving government bodies, failing which Party B will have the right to return the property to Party A. Party B should respond within 15 days whether they still wish to keep the property or return the property to Party A. If Party B wants to return the property, Party A requires Party B to send in a request within 30 days to refund the money to Party A together with the interest at the prevailing bank rates.

Should Party B decide to keep the property, Party B should sign another agreement with Party A in acceptance of the property.
Clause 13. Refers to attachment.
Clause 14. With regards to the basic structure of the unit purchased, Party A is responsible for the common areas and public facilities.
Clause 15. With regards to the registration of the contractual agreement and property rights — refer to Appendix 4.
In the event that Party A is unable to complete the registration of the contractual agreement and property rights within the stipulated timeframe, Party A will compensate Party B according to the loan rate published by the People’s Bank should Party B not wish to return the unit.
Clause 16. Property Maintenance Responsibility
Party B should abide by the rules of the agreement (property maintenance). In the event of damages under unforeseen circumstances, Party A will not be responsible for the damages, but will assist to reinstate or repair, and all such costs will be borne by Party B.
Clause 17. Supplementary Provisions
With regards to the outside walls and signboards, Party B is not allowed to alter the units’ main structure and authorized usage for the units. Party B is authorized to use the common shared areas and facilities around the units but has no rights to make any changes to the common shared areas. As currently there is no management committee, Party B is to entrust the management of the units to existing property management services offered by the present management.
Clause 18. In the case of disputes, both parties will first go on mutual discussion, and in the event of disagreement, the disputes will be settled in the Chinese court of law.
Clause 19. This agreement is effective within the date herein and both parties are to sign the agreement.

Appendix 2 Supplement Agreement
     According to Chinese laws and regulations, both parties mutually hereby agree to sign a Supplement Agreement to Sales and Purchase Agreement on office units at Jiang Bei No. 21 Road, Chongqing “, hereafter termed as the Contract :
Clause 1. With reference to Clause 4 in the Sales & Purchase Agreement, the price payable for the sales of the units does not include expenses related to the contract, including legal expenses, certification fees, government taxes and fees and so on. In the above expenses, unless stipulated by law, all expenses are borne by Party B.
Clause 2. With reference to Clause 6 in the Sales & Purchase Agreement, when Party A receives the money for the purchased units, and once Party B has fulfilled all the standard obligations on the contractual agreements, Party A should notify Party B the date of the handover and other related procedures. Once Party A has issued the notice to Party B, all risks and responsibilities will be transferred to Party B. Party B shall be responsible for the units’ taxes, fees and estate management expenses.
     In the event of unforeseen circumstances and Acts of God, such as strong gale, heavy rains, fire, flood, earthquakes, wars, etc. causing a delay in the handover of the property units from Party A to Party B, Party A should notify Party B in writing and Party A will not be required to compensate for the delay.
Clause 3. With reference to Clause 7, once Party B receives the written notice from Party A, Party B should within 7 days acknowledge receipt and within 15 days advise whether to accept the property.
     Clause 4. With regards to Clause 8, if Party B has not paid for the units according to Clause 5, it must be penalized.
     1. If Party B exceeds 90 days of late payment, and if it has paid for the units more than 50%, Party B is expected to pay Party A 0.3% penalty. If the amount paid falls below 50%, then Party B is expected to compensate 10%.
     2. If Party B exceeds 90 days of late payment, and has not paid the penalty fees as well, Party A holds the right to dissolve the contract. Alternatively, it can continue with the contract with a 20% penalty charge.
     Should Party B elect to dissolve the contract, Party B should pay 20% compensation fees to Party A and this will be deducted from the purchase price. The balance will be returned to Party B within 30 days. If Party B decides to continue with the agreement, Party B should pay the 20% compensation. If Party B receives the late payment notice within 10 working days, Party A will deduct the penalty fees from the amount that has already been paid earlier. Party A will return the rest of the balance payment within 30 days after the contract has been dissolved.
     Clause 5. If Party B is arranging for mortgage payments for the purchases, Party B will be responsible for all expenses and charges related to the banking arrangement.
     If Party B is unable to fulfill the mortgage payments accordingly, Party A has the right to penalize Party B according to Clause 4 in this Appendix.
     Clause 6. With regards to Clause 10, where there is a difference between the actual space in the contract and the space recorded in the title deed, the recorded space in the contract will be taken as the accurate information for the purpose of this Sales & Purchase.

     Should there be any differences between the actual space and space recorded in the contract, and should both parties agreed not to dispute over this, the payment for the unit will be based on the contracted price.
     However, if the registered area space is bigger than the contracted size by more than 3%, Party A promises that Party B need not pay for the additional space.
     Clause 7. With regards to Clause 13, the layout and design of the purchased unit should follow the standards laid out in the contract. Party A has the right to build the units according to the contract. However, if the design built is different from what is stated in the contract, Party B has the right to demand compensation from Party A.
     If Party A is willing to compensate, Party B should not reject the purchased unit and the carry on with the handover procedures.
     Clause 8. With regards to Clause 15, Party A should within 90 days after the handover provide all the necessary information and documents related to the Property Deed. to Party B. However, in the event of the following, Party A has the right not to undertake compensation for breach of contract:
1.	Has not paid in full the installment payment.

2.	Has bad issues with the bank and thus delay in the payments

3.	Party B has not assisted Party A to register the Property Deed with the local government. Issues imposed by the Government, causing the Deed delay in endorsement.
     Clause 9. Party A and Party B hereby covenants as Party B’s rights as owner of the purchased units:
1.	Party B is allowed usage of the carpark within the building.

2.	Party B is allowed to use the outer walls of the building and the roofs.

3.	Party B can put up names for the business in the purchased units.

4.	Party A will allow Party B right to choose the fixtures and furniture of those units which have not been sold.
     Clause 10. Once Party A has transferred the property to Party B, Party B will have the rightful ownership.
     Clause 11. This agreement is binding through the following ways:
1.	Once Party B has signed the agreement.

2.	Once Agreement has been sent over via postal service.

3.	Once the administrative office in charge of the district has signed and stamped the notice.

4.	Once notice issued is posted in the local Chonqqing publications.

     Clause 12. All clauses in the main Sales and Purchase Agreement on office units at Jiang Bei No. 21 Road, Chongqing forms the main part of the agreement.
     Clause 13. Once Party A has transferred the rights of ownership to Party B, all the handover conditions shall follow in accordance with the terms of this contract.
     Clause 14. After signing the contract, Party B should within 3 days pay to Party A related fees and taxes totalling RMB 399,889 (Chinese yuan).
     Clause 15. Party A and Party B hereby agrees to enforce the agreement.

Party A :( signature and seal)
By:	/s/ Jing Zhang
Jing Zhang, Legal representative of Chongqing MaoYe Property Ltd

Party B: (signature and seal)
By:	/s/ Victor Ting
Victor Ting, Legal representative of Trio-Tech (Chongqing) Co., Ltd
Date: January 4, 2008